5-YEAR 5% CONVERTIBLE REDEEMABLE DEBENTURE


         DENAMERICA CORP., a Georgia corporation (the "Corporation"), whose address is 7373 North Scottsdale Road, Suite D-120, Scottsdale, Arizona 85253, for value received, promises to pay to the order of CNL GROWTH CORP., a Florida corporation, as agent for Denwest Foods, Ltd, a Florida limited partnership, and Denwest Foods II, Ltd., a Florida limited partnership, or registered assigns, the principal sum of FOUR MILLION FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($4,400,000.00), and to pay interest on such principal sum at the rate of five percent (5%) per annum quarterly on the 30th day of December, March, June and September of each year, computed from the date first written above.

         This Debenture is being delivered pursuant to that certain Loan and Security Agreement entered into as of the 30th day of September, 1997 (the "Loan and Security Agreement"), by and between DenAmerica Corp., a Georgia corporation; CNL Growth Corp., a Florida corporation, as agent for CNL Income & Growth Fund, Ltd., a Florida limited partnership, CNL Income & Growth Fund II, Ltd., a Florida limited partnership, Denglass Restaurants Real Estate Joint Venture, a Florida general partnership, Denwest Foods, Ltd., a Florida limited partnership, and Denwest Foods II, Ltd., a Florida limited partnership; MidSouth Foods, I, Ltd., a Florida limited partnership; and MidSouth Foods II, Ltd., a Florida limited partnership.

         If any payment of interest due hereunder becomes due and payable on a day which is not a Business Day (as defined in the Loan and Security Agreement), the due date thereof shall be the next preceding day which is a Business Day, and the interest payable on such next preceding Business Day shall be the interest which would otherwise have been payable on the due date which was not a Business Day.

         Payments of principal and interest shall be made in lawful money of the United States of America at 400 East South Street, Suite 500, Orlando, Florida 32801, or at such other place as the holder hereof shall have designated for such purpose to the Corporation in writing, and may be paid by check mailed, or shall be made by wire transfer, all as provided in the Loan and Security Agreement, to the address or account designated by the holder hereof for such purpose.

         The Corporation and the holder of this Debenture are subject to the provisions of, and are entitled to the benefits of, the Loan and Security Agreement. In addition, this Debenture is transferable only upon the terms and conditions specified in the Loan and Security Agreement.

         In case an Event of Default (as defined in the Loan and Security Agreement) shall occur and be continuing, the principal of this Debenture may be declared due and payable in the manner and with the effect provided in the Loan and Security Agreement.

         No reference herein to the Loan and Security Agreement and no provision hereof or thereof shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the principal hereof and interest hereon at the respective times and places specified herein and in the Loan and Security Agreement.

         This Debenture shall be construed and enforced in accordance with and governed by the laws of the State of Florida (other than any conflict of laws rules which might result in the application of the laws of any other jurisdiction).

         IN WITNESS WHEREOF, a duly authorized officer of the Corporation has executed this Debenture as of the date first written above.


                                   DENAMERICA CORP., a Georgia
                                   corporation


                                   By: /s/ Robert J. Gentz
                                   ----------------------------
                                   Name: Robert J. Gentz
                                   --------------------------
                                   Title: Sr. Vice President
                                   -------------------------


STATE OF ARIZONA
COUNTY OF Maricopa

         The foregoing instrument was acknowledged before me this 30th day of September, 1997, by Robert J. Gentz, as the Sr. vice President of DENAMERICA CORP., a Georgia corporation, on behalf of the corporation, who is personally known to me or has produced Florida DL # G532-770-49-415-0 as identification.

                                   /s/ Nancy G. Houston
                                   -----------------------------------
(NOTARY SEAL)                      Notary Public, State of Arizona
                                            Name: Nancy G. Houston
OFFICIAL SEAL                      Notary Commission No. _____________
                                   NANCY G. HOUSTON
                                   My Commission Expires: 7-20-2000
                                   NOTARY PUBLIC - STATE OF ARIZONA
                                   MARICOPA COUNTY
                                   My Comm. Expires 7/20/00